Volume 12, Issue 3
Third Quarter 2004
INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking
Dubuque Bank & Trust
Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

Consumer Finance
Citizens Finance

Investment Banking
HTLF Capital Corp.

Vehicle Leasing and
Fleet Management
ULTEA

Contact
John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights
▪Net interest income improved by 38% over third-quarter 2003, primarily as a result of a 31% growth in average earnings assets.  Net interest margin as a percentage of average earning assets improved by 19 basis points over third-quarter 2003 and 10 basis points over second-quarter 2004.
▪A 24% decrease in net income to $0.24 per diluted share during third-quarter 2004 was impacted by comparisons to unusually high gains on sales of loans and a significant reversal in the valuation allowance on our mortgage servicing rights during third-quarter 2003.  Additionally, unamortized issuance costs on our redeemed trust preferred securities were expensed during third-quarter 2004.  Taken together, these items represented a $0.16 per diluted share after-tax swing in net income.
▪All $25.0 million of our 9.60% trust preferred securities were redeemed on September 30, 2004.  These securities were listed on the American Stock Exchange under the symbol HFT.
▪The acquistion of the Wealth Management Group of Colonial Trust Company was completed on August 31, 2004.  With the acquisition, total Heartland trust assets exceed $1.1 billion.
▪Heartland Business Bank, a branch of Wisconsin Community Bank, opened a loan production office in Rockland, Massachusetts, where we identified the talent and strategic fit to expand in the speciality lending arena.
▪Heartland's common stock was recently added to KLD's Domini 400 Social Index, which is the established benchmark for measuring the performance of 400 U.S. corporations that pass multiple, broad-based social screens.  Contributing factors included Heartland's strong commitment to supporting the local communities where it operates and its representation of women in senior line management.

Investor Information
Heartland’s Common stock is traded on the NASDAQ National Market System under the symbol "HTLF." Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:
▪Howe Barnes Investments, Inc., 135 S. LaSalle Street, Chicago, IL 60603-4398, Phone 800-800-4693
▪FTN Financial Securities Corporation, 350 Madison Avenue, 19th Floor, New York, NY 10017, Phone 866-268-6529

Additional information about Heartland is available through our website at www.htlf.com.

Stock Value Per Share (1)
PE Ratio - Diluted (9/30/04):      16.090
52-Week Price Range (9/30/04):$16.73-$20.63
Closing Price (9/30/04):              $18.45
Book Value(9/30/04):                  $10.44
Price/Book Value (9/30/04):       176.72%
Current Dividend:                       $0.32
Yield:                                             1.73%
Shares Outstanding (9/30/04):   16,336,073
(1) Restated to reflect three-for-two stock split effected in the form of a dividend on December 29, 2003.

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)
	For the Nine Months Ended Sept 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
Income Statement Data
Net interest income (tax equivalent)(1)	$56,571	$47,458	$63,373	$59,523	$50,080
Provision for loan losses	3,400	3,176	4,183	3,553	4,258
Noninterest income	27,990	28,088	36,541	30,645	28,620
Noninterest expense	59,921	50,038	67,692	60,659	56,692
Income tax expense	5,607	6,654	8,137	7,523	5,530
Income from continuing operations	13,659	13,995	17,719	16,590	11,129
Income (loss) on discontinued operations	-	-	-	2,277	285
Net income	13,659	13,995	17,719	18,867	11,414
Ratios
Return on average equity	11.93%	14.43%	13.46%	16.44%	11.32%
Return on average assets	0.82	1.02	0.95	1.13	0.72
Net interest margin (tax equivalent)(1)	3.82	3.87	3.80	4.04	3.68
Allowance as a percent of total loans	1.41	1.44	1.37	1.37	1.33
Earnings per share - diluted (2)	$0.86	$0.92	$1.16	$1.28	$0.79
Earnings per share from continuing operations - diluted(2) (3)	0.86	0.92	1.16	1.12	0.77
Adjusted earnings per share- diluted(2)(4)	0.86	0.92	1.16	1.28	0.85
Adjusted earnings per share from continuing operations diluted (2)(5)	0.86	0.92	1.16	1.12	0.84
Dividends per share	0.24	0.20	0.27	0.27	0.25
Book value per share	13,659	13,995	17,719	18,867	11,414
Balance Sheet Data
Total assets	$2,567,370	$1,947,906	$2,018,366	$1,785,979	1,644,064
Total loans and leases, net of unearned	1,737,614	1,249,096	1,322,549	1,152,069	1,078,238
Total deposits	1,982,448	1,457,165	1,492,488	1,337,985	1,205,159
Stockholders' equity	170,553	137,122	140,923	124,041	107,090

(1)Tax-equivalent basis is calculated using an effective tax rate of 35%./ (2) Restated to reflect three-for-two stock split effected in the form of a divident on December 29, 2003./ (3) Excludes discontinued operations of our Eau Claire branch./ (4) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147./ (5) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

Total Assets (In thousands)                                    Total Loans (In thousands)                               Total Deposits (In thousands)
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earnings Per Share from Continuing Operations - Diluted     Net Interest Margin (Tax equivalent)   Allowance as Percent of Total Loans
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]